Exhibit 3.6

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

INTELEPEER, INC.

IntelePeer, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1.             The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions setting forth a proposed amendment to the Corporation’s Certificate of Incorporation as follows:

Section A of Article IV shall be amended to read in full as follows:

“Authorization of Stock.  This Corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock.  The total number of shares that this Corporation is authorized to issue is 80,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”) and 44,760,592 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).  The Preferred Stock shall be divided into three series.  The first series of Preferred Stock shall consist of 1,280,210 shares and shall be designated “Series A Preferred Stock.”  The second series of Preferred Stock shall consist of 24,730,382 shares and shall be designated “Series B Preferred Stock.”  The third series of Preferred Stock shall consist of 18,750,000 shares and shall be designated “Series C Preferred Stock.

Immediately upon filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every 1.33333333 shares of the Corporation’s Series C Preferred Stock shall be combined and reconstituted as 1 share of Series C Preferred Stock, every 1.33333333 shares of the Corporation’s Series B Preferred Stock shall be combined and reconstituted as 1 share of Series B Preferred Stock, every 1.33333333 shares of the Corporation’s Series A Preferred Stock outstanding immediately prior to such filing shall be combined and reconstituted as 1 share of the Corporation’s Series A Preferred Stock and every 1.33333333 shares of the Corporation’s Common Stock outstanding immediately prior to such filing shall be combined and reconstituted as 1 share of the Corporation’s Common Stock.  The combination and reconstitution of the outstanding shares of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock shall be referred to as the “Reverse Split.”

The Reverse Split shall occur without any further action on the part of the Corporation or the holders thereof and whether or not certificates representing the holders’ shares prior to the Reverse Split are surrendered for cancellation.

No fractional interest in a share of Preferred Stock or Common Stock shall be deliverable upon the Reverse Split.  All shares of any series of Preferred Stock (including fractions thereof), and all shares of Common Stock (including fractions thereof) held by a holder immediately prior to the Reverse Split shall be aggregated for purposes of determining whether the Reverse Split would result in the issuance of a fractional share.  Any shares resulting from such aggregation of fractional interests of a holder of Preferred Stock or Common Stock upon the Reverse Split shall be rounded down to the nearest whole share.  The Corporation shall not be obliged to issue certificates evidencing the shares of Preferred Stock or Common Stock outstanding as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

2.             The foregoing Certificate of Amendment of Certificate of Incorporation has been duly approved by the stockholders in accordance with Sections 228 and 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be executed this 29th day of September, 2011.

/s/ Andre Simone
Andre Simone, Chief Financial Officer